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                                                                       EXHIBIT 5

                       O'SULLIVAN GRAEV & KARABELL, LLP

                             30 ROCKEFELLER PLAZA
                              NEW YORK, NY 10012
                                   ---------
                                 212 408-2400
                            FACSIMILE 212 408-2420
                              CABLE "APPLELAW NY"

                                                              December 11, 1997

Alliance Imaging, Inc.
1065 North PacifiCenter Drive
Suite 200
Anaheim, California 92806

               Senior Subordinated Notes Due 2005
               Senior Subordinated Floating Rate Notes Due 2005
               ------------------------------------------------

Ladies and Gentlemen:

                We have acted as counsel to Alliance Imaging, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of the Registration Statement of the Company on Form S-2, as amended (File No. 333-33817) (as so amended, the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act").

                This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

                In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of rendering the opinions set forth below including, without limitation, (i) the Registration Statement, (ii) the form of Indenture (the "Indenture") to be entered into among the Company, the subsidiary guarantors of the Company party thereto (the "Guarantors") and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"), governing the Company's Senior Subordinated Notes due 2005 and the Senior Subordinated Floating Rate Notes due 2005 (collectively, the "Notes"), (iii) the form of Guarantee (the "Guarantee" and, together with the Notes, the "Securities") to be executed and delivered by each Guarantor, (iv) the form of Underwriting Agreement (the "Underwriting Agreement") to be entered into among the Company, the Guarantors and BT Alex. Brown Incorporated and Salomon Brothers Inc (collectively, the "Underwriters"),
(v) the Amended and Restated Certificate of Incorporation of the Company, as amended through the date hereof, (vi) the By-laws of the Company, as amended through the date hereof and (vii) resolutions adopted by the Board of Directors of the Company by unanimous written consent in lieu of meetings dated August 8, 1997 and October 10, 1997. As to certain questions of fact material to the opinions contained herein, we have relied upon certificates or statements of officers of the Company and certificates of public officials.

                In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due
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                       O'SULLIVAN GRAEV & KARABELL, LLP


Alliance Imaging, Inc.
December 11, 1997
Page Two



authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.

                Based upon the foregoing, we are of the opinion as follows:

                1. The Company and each Guarantor is a validly existing corporation under the laws of the jurisdiction of its incorporation.

                2. The Securities have been duly authorized and the Notes, when issued and sold to the Underwriters and paid for by them in accordance with the terms of the Underwriting Agreement, and the Guarantees, when executed and delivered as contemplated by the Indenture, will be validly issued and, assuming due authorization, execution and delivery of the Notes by the Trustee, will be valid and binding obligations of the Company and the Guarantors, as the case may be, enforceable against them in accordance with their terms, except that enforcement thereof may be subject to (i) bankruptcy, involvency, fraudulent conveyance, reorganization, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

                Members of our firm are admitted to the Bar of the State of New York and we express no opinion as to the laws of any other jurisdiction other than the Delaware General Corporation Law. In rendering the opinions set forth above with respect to certain of the Guarantors which are not incorporated in the State of Delaware we have relied upon certificates of public officials of the jurisdictions in which such Guarantors are incorporated and legal opinions furnished by counsel admitted to practice in such jurisdictions.

                We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                      Very truly yours,


                                      /s/ O'Sullivan Graev & Karabell, LLP